EXHIBIT 10.23

OCEAN FINANCIAL CORP.

AMENDED AND RESTATED

TWO YEAR CHANGE IN CONTROL AGREEMENT

This Amended and Restated Two Year Change in Control Agreement (the “Agreement”) is entered into and effective as of                 , 2008 (the “Effective Date”), by and between OceanFirst Financial Corp. (the “Holding Company”), a corporation organized under the laws of the State of Delaware, with its office at 975 Hooper Avenue, Toms River, New Jersey 08753, and                      (“Executive”). The term “Bank” refers to OceanFirst Bank, the wholly-owned subsidiary of the Holding Company or any successor thereto.

The Holding Company and the Executive previously entered into a certain Two-Year Change in Control Agreement dated                      (the “Original Agreement”). This Agreement amends and restates the Original Agreement in its entirety as hereinafter set forth in order to comply with requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”).

WHEREAS, the Holding Company recognizes the substantial contribution Executive has made to the Holding Company and wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, Executive has agreed to serve in the employ of the Holding Company or an affiliate thereof.

NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT.

The term of this Agreement shall commence as of the Effective Date and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the Effective Date, the term of this Agreement shall be extended for one day each day until such time as the board of directors of the Holding Company (the “Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 8 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

2.	CHANGE IN CONTROL.

(a) Upon the occurrence of a Change in Control of the Holding Company (as herein defined) followed at any time during the term of this Agreement by the termination of Executive’s employment, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement for “Good Reason”, which shall mean without Executive’s consent (A) a material reduction of Executive’s authority, duties or responsibilities; (B) a material reduction of Executive’s salary; or (C) a material change in the geographic location at which the Executive must perform his services to the Bank; or (D) a material breach of this Agreement. Upon the occurrence of any event described in clauses (A) through (D) above constituting “Good Reason,” Executive shall have the right to elect to terminate his employment by resignation within six months after initial existence of the event giving rise to said right to resign; provided that within 30 days after the initial existence of the basis for resignation Executive has provided the Bank written notice of the circumstances providing the basis for resigning on account of “Good Reason” and the Bank has failed to remedy such circumstances within 30 days after receiving such notice. A resignation by Executive without complying with the notice and opportunity to remedy provisions in this Agreement shall not constitute a resignation for “Good Reason” for any purpose of this Agreement.

(b) For purposes of this Agreement, a “Change in Control” of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act, or the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”) (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the Holding Company’s outstanding voting securities except for any voting securities of the Bank purchased by the Holding Company in connection with the conversion of the Bank to the stock form and any voting securities purchased by any employee benefit plan of the Bank, or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods, or (D) a proxy statement is distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed, or

(E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

(c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term “Termination for Cause” shall mean termination because of a material loss to the Holding Company or one of its Subsidiaries caused by Executive’s intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and related limited rights and any such unvested awards, shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination For Cause.

3.	TERMINATION BENEFITS.

(a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of Executive’s employment, other than for Termination for Cause, the Holding Company shall be obligated to pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to two (2) times Executive’s average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years. Such annual compensation shall include Base Salary, commissions, bonuses, contributions on behalf of Executive to any pension and profit sharing plan, severance payments, director or committee fees and fringe benefits paid or to be paid to the Executive during such years. Such payments shall be made in a lump sum within five business days of the Date of Termination, subject to delayed payment pursuant to Section 18 hereof, if applicable. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(b) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by Executive’s termination of employment, other than for Termination for Cause, the Holding Company shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Bank employees. Such coverage and payments shall cease upon expiration of thirty-six (36) full calendar months following the Date of Termination. If the provision of any of the benefits covered by this Section 3(b) would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively the “Excluded Benefits”), and in lieu of the Excluded Benefits, the Bank will pay to the Executive, in a lump sum within thirty business days following termination of employment or thirty business days after such determination, should it occur after termination of employment, a cash amount equal to the cost to the Holding Company of providing the Excluded Benefits. Such lump sum payment will be subject to delayed payment pursuant to Section 18 hereof, if applicable.

(c) Notwithstanding the preceding paragraphs of this Section 3, in the event that:

(i)	the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and

(ii)	if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Holding Company.

4.	NOTICE OF TERMINATION.

(a) Any purported termination by the Holding Company, or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Holding Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to his current annual salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section 4(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5.	SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Bank Agreement, as defined herein, such compensation payments and benefits paid or provided by the Bank under the Bank Agreement will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Holding Company or shall impose on the Holding Company any obligation to employ or retain Executive in its employ for any period.

7.	NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Holding Company and their respective successors and assigns.

8.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	REINSTATEMENT OF BENEFITS UNDER BANK AGREEMENT.

In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 9(b) of the Amended and Restated Two Year Change in Control Agreement between Executive and the Bank dated             , 2008, (the “Bank Agreement”) during the term of this Agreement and a Change in Control, as defined herein, occurs, the Holding Company will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 3 of the Bank Agreement upon the notification of the Holding Company of the Bank’s receipt of a dismissal of charges in the Notice.

10.	EFFECT OF ACTION UNDER BANK AGREEMENT.

Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by Executive under the Bank Agreement between Executive and Bank, the amount of such payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.

11.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

13.	GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

14.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Holding Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Holding Company if Executive is successful pursuant to a legal judgment, arbitration or settlement.

16.	INDEMNIFICATION.

The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law and as provided in the Holding Company’s certificate of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

17.	SUCCESSOR TO THE HOLDING COMPANY.

The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company’s obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

18.	APPLICATION OF SECTION 409A OF THE CODE.

(a) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent.

(b) In the event Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then (i) amounts payable in connection with Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months thereafter (or if earlier, the date of Executive’s death) and (ii) with respect to medical and welfare benefits, Executive shall be entitled to bear the cost of such benefits for six months following such termination date, after which time the Holding Company shall continue to provide such benefits for the period they would otherwise have been provided, commencing from the six month anniversary of the Executive’s termination date.

(c) Payments and benefits hereunder upon Executive’s termination or severance of employment with the Holding Company that constitute deferred compensation under Code Section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Code Section 409A (subject to a possible six-month delay pursuant to Subsection (b) above).

(d) For purposes of Code Section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments so that each payment hereunder is designated as a separate payment for purposes of Code Section 409A.

(e) All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Sections 15 and 16, shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f) References in this Agreement to Code Section 409A include both that section of the Code itself and any guidance promulgated thereunder.

SIGNATURES

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Agreement to be executed and its seal to be affixed by its duly authorized officers, and Executive has signed this Agreement, on the              day of             , 2008.

ATTEST:	OCEANFIRST FINANCIAL CORP.

By:
Secretary		Officer

SEAL

WITNESS:

Executive